Exhibit 99.2

BLUEKNIGHT ENERGY PARTNERS ANNOUNCES UPSIZING AND PRICING OF PUBLIC OFFERING OF COMMON UNITS

OKLAHOMA CITY, July 20, 2016 - Blueknight Energy Partners, L.P. (NASDAQ: BKEP) (“BKEP” or the “Partnership”) today announced that it has priced an underwritten public offering of common units representing limited partner interests of the Partnership at a public offering price of $5.90 per common unit. The size of the offering has been upsized from 3,000,000 common units to 3,300,000 common units. The offering is expected to close on or about July 26, 2016, subject to customary closing conditions. The Partnership has also granted the underwriter a 30-day option to purchase up to 495,000 additional common units. The Partnership intends to use the net proceeds from the offering, including any net proceeds from the underwriter’s exercise of its option to purchase additional common units, to fund a portion of the repurchase of 13,335,390 of its Series A preferred units from Blueknight Energy Holdings, Inc. and CB-Blueknight, LLC. If the share repurchase does not close, then the Partnership intends to use the net proceeds from this offering for general partnership purposes, including, among other things, repayment of borrowings outstanding under the Partnership’s credit facility.

Wells Fargo Securities is acting as the sole underwriter for the offering.

When available, copies of the prospectus supplement and accompanying base prospectus relating to the public offering may be obtained free of charge on the Securities and Exchange Commission’s website at www.sec.gov or from the underwriter of the offering, Wells Fargo Securities, Attn: Equity Syndicate Dept., 375 Park Avenue, New York, NY 10152, by telephone (800) 326-5897 or by email cmclientsupport@wellsfargo.com.

The common units are being offered and sold pursuant to an effective shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission (the “SEC”). This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering is being made only by means of a prospectus and related prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Forward-Looking Statements

This release may include forward-looking statements. Statements included in this release that are not historical facts are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership’s future cash flows and operations, the Partnership’s ability to pay future distributions, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the SEC. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight Energy Partners, L.P.
BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of approximately 7.4 million barrels of crude oil storage located in Oklahoma and Texas, approximately 6.6 million barrels of which are located at the Cushing, Oklahoma Interchange, approximately 985 miles of crude oil pipeline located primarily in Oklahoma and Texas, approximately 240 crude oil transportation and oilfield services vehicles deployed in Kansas, Oklahoma and Texas and approximately 8.2 million barrels of combined asphalt product and residual fuel oil storage located at 45 terminals in 23 states. BKEP provides integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products. BKEP is headquartered in Oklahoma City, Oklahoma.

BKEP
Investor Relations, 918-237-4032
investor@bkep.com
or
Media Contact:
Brent Gooden, 405-715-3232 or 405-818-1900